Exhibit 10.4

WAREHOUSE STORAGE AND SERVICE AGREEMENT

This agreement is made and entered into this 23rd day of January, 2023 (“Effective Date”) by and between American Bear Logistics Corp (hereinafter known as the “Depositor”) and Cincolink Inc (hereinafter known as “CINCOLINK”).

WHEREAS, Depositor requires third party logistics management services to provide the storage space, materials handling facilities and personnel necessary for the receipt, storage, and delivery of its goods (“Goods”); and

WHEREAS, CINCOLINK desires to make said facilities and services commercially available to Depositor subject to the terms herein specified.

Section 1. Term Of Agreement

(A)	The term of this Agreement shall commence on the date of March 1st, 2023 and shall continue thereafter in full force and effect for a period of 20 month and shall thereafter automatically renew on a yearly basis unless terminated prior to 90 days before the expiration of the current term.

(B)	If either party shall fail to perform any of the covenants or obligations of performance and payment imposed upon it under and by virtue of this Agreement (except where such failure is excused under other provisions of this Agreement), the other party shall give the defaulting party written notice, stating specifically the cause for which the notice of default is given. If, within a period of nighty (90) days after such notice the defaulting party has not removed and remedied the default, then the party not in default may cancel this Agreement without any further obligation by immediately furnishing the defaulting party a notice of cancellation.

Section 2. Acceptance Of Goods, Rates And Charges

(A)	During the term of this Agreement, and any extensions or renewals thereof, CINCOLINK agrees to provide for DEPOSITOR 5000 Sq.Ft warehouse space in their facility at 1241 Old temescal road, unit#101, Corona CA 92881 and services described in this Agreement and to accept and keep in a neat and orderly condition from time to time may be tendered by DEPOSITOR.

(B)	CINCOLINK agrees to furnish personnel, equipment and other accessories necessary to perform efficiently and with safety the services herein described.

(C)	Depositor agrees to pay the storage fee of $6500 on 1st date of each month. Charges for other warehousing services are set forth in other agreed quotation sheet. Warehouse labor required for services other than ordinary handling and storage must be authorized by DEPOSITOR in advance. Rates and charges will be provided for herein or as mutually agreed by the parties hereto.

Section 3. Payment Terms For Services Rendered

Consideration for CINCOLINK’s performance of this Agreement shall be paid to CINCOLINK by DEPOSITOR within Due Date on CINCOLINK’s invoice, which shall be submitted by CINCOLINK. DEPOSITOR may not dispute invoices after more than thirty (30) days from date of invoice. In addition, DEPOSITOR may not offset payment of invoices for disputed claims without the prior written consent of CINCOLINK.

Section 4. Shipping

DEPOSITOR agrees not to ship goods to CINCOLINK as the named consignee. If, in violation of this Agreement, goods are shipped to CINCOLINK as named consignee, DEPOSITOR agrees to notify carrier in writing prior to such shipment, with a copy of such notice to CINCOLINK, that CINCOLINK named as consignee is a warehouseman under law and has no beneficial title or interest in such property. DEPOSITOR further agrees to indemnify and hold harmless CINCOLINK from any and all claims for unpaid transportation charges, including undercharges, demurrage, detention, or charges of any nature, in connection with goods so shipped. DEPOSITOR further agrees that, if it fails to notify carrier as required by the preceding sentence, CINCOLINK shall have the right to refuse such goods and shall not be liable or responsible for any loss, injury or damage of any nature to, or related to, such goods.

Section 5. Tender For Storage

All goods tendered for storage shall be delivered at the warehouse in a segregated manner, properly marked and packaged for handling. DEPOSITOR shall furnish or cause to be furnished at or prior to such delivery, a manifest showing the goods to be kept and accounted for separately. CINCOLINK is not a guarantor of the condition of such goods under any circumstances including but not limited to hidden, concealed, or latent defects in the goods. Concealed shortages, damage or tampering will not be the responsibility of CINCOLINK. In no event will CINCOLINK be liable for loss or damage caused by the events set forth in the Force Majeure section of this Agreement or the inherent vice or nature of the goods.

Section 6. Transfer Of Goods

(A)	CINCOLINK may move goods within the warehouse in which they are stored as CINCOLINK deems necessary to maintain storage and handling efficiencies. CINCOLINK may move goods to another warehouse operated by CINCOLINK only with the prior written consent of DEPOSITOR.

(B)	If CINCOLINK in good faith believes that the goods are about to deteriorate or decline in value to less than the amount of CINCOLINK’s lien before the end of the next succeeding storage month, CINCOLINK may immediately notify DEPOSITOR in writing of a reasonable time for removal of the goods and in case the goods are not removed, may sell them at public sale held one week after a single advertisement or posting as provided by law.

(C)	If, as a result of a quality or condition of the goods of which CINCOLINK had no notice at the time of deposit, the goods are a hazard to other property or to the warehouse or to persons, CINCOLINK shall immediately notify DEPOSITOR and DEPOSITOR shall thereupon claim its interest in the said goods and remove them from the warehouse. Pending such disposition CINCOLINK may remove the goods from the warehouse and shall incur no liability by reason of such removal.

Section 7. Handling

(A)	Handling rates and charges as shown in other written quotation sheet or written agreement, cover the ordinary labor involved in receiving goods at a warehouse door or dock, placing goods in storage, and returning goods to warehouse door or dock.

(B)	CINCOLINK shall not be liable for demurrage, detention or delays unless CINCOLINK has failed to exercise reasonable care and judgment as determined by industry practice.

Section 8. Standard of Care and Liability, Limitation Of Damages

(A)	CINCOLINK shall not be liable for any loss, damage or destruction to goods, however caused, unless such loss, damage, or destruction resulted from CINCOLINK’s failure to exercise such care in regard to the goods as a reasonably careful Warehouseman would exercise under like circumstances. CINCOLINK will not be liable for damage of any type which could not be avoided by the exercise of such care.

(B)	In the event of loss, damage or destruction to stored goods for which company is legally liable, DEPOSITOR declares that CINCOLINK’s liability for damages shall be limited to the lesser of the following amounts (1) the actual cost to DEPOSITOR of replacing or reproducing the damaged goods together with transportation costs to warehouse (2) the fair market value of the goods on the date CINCOLINK is notified of loss, damage or destruction, or (3) the greater of (i) $.50 per pound net weight of the goods, exclusive of tare, or (ii) $12.00 per cubic foot, provided, however that within a reasonable time after receipt of this agreement, DEPOSITOR may, upon written request, increase contractor’s liability in part on all of the goods stored under the agreement, in which case an increased charge will be made based upon such increased valuation: further provided that no such request shall be valid unless made before loss, damage or destruction to any portion of the goods stored under this agreement has occurred.

(C)	DEPOSITOR acknowledges and agrees that CINCOLINK is not an insurer or guarantor of any goods placed in its possession by DEPOSITOR pursuant to this Agreement.

(D)	Where loss or injury occurs to DEPOSITOR’S goods, for which CINCOLINK is not liable, DEPOSITOR shall be responsible for the cost of removing and disposing of such goods, as well as the cost of any environmental cleanup and/or site remediation resulting from the loss or injury to such goods.

Section 9. Notice Of Loss And Damage, Claim And Filing Of Suit

(A)	CINCOLINK agrees to notify DEPOSITOR promptly of any loss or damage, however caused, to goods handled under the terms of this Agreement.

(B)	Claims by DEPOSITOR must be presented in writing to CINCOLINK not longer than either ninety (90) days after delivery of goods by CINCOLINK or ninety (90) days after DEPOSITOR is notified by CINCOLINK that loss or injury to part or all of the goods has occurred, which ever time is shorter. Each claim must contain information necessary to identify the goods affected, the basis for liability and the amount of the alleged loss or damage, as well as all appropriate supporting documentation which must include: a summary of claims for both damaged and shortages of items, a report of individual carton ID’s and their appropriate claims designation, including claim value, and individual claim forms for each claim that is supported by the report also provided.

(C)	No action may be maintained by the DEPOSITOR or others against the CINCOLINK for loss or injury to the goods stored unless timely written claim has been given as provided in paragraph (B) of this section and unless such action is commenced either within nine months after date of delivery by CINCOLINK or within nine months after DEPOSITOR of record is notified that loss or injury to part or all of the goods has occurred, whichever time is shorter.

Section 10. Liability For Misshipment and Chargebacks

(A)	If goods are mis-shipped and if the consignee fails to return the goods, CINCOLINK’s maximum liability for the lost or damaged goods shall be as specified in Section 8 above, and CINCOLINK shall have no liability for damages due to the consignee’s acceptance or use of the goods whether such goods be those of the DEPOSITOR or another.

(B)	CINCOLINK shall not be responsible for charge backs of any kind.

(C)	Any and all claims made pursuant to this Section must be in compliance with the ___requirements set forth in Section 9(B).

Section 11. Force Majeure

Neither DEPOSITOR nor CINCOLINK shall be liable to the other for default in the performance or discharge of any duty or obligation under this Agreement when caused by acts of God, hurricanes, tidal waves, flood, tornadoes, cyclone, wind storm, earthquake, public enemy, civil commotion, strikes, labor disputes, work stoppages or other difficulties within the workforce, failure to provide power by the utility provider, intentional or malicious acts of third persons or any other organized opposition, corruption, depredation, accidents, explosions, fire, water sprinkler leakage, moths, vermin, insect, seizure under legal process, embargo, prohibition of import or export of Goods, closure of public highways, railways, airways or shipping lanes, governmental interference or regulations, or other contingencies, similar or dissimilar to the foregoing, beyond the reasonable control of the affected party. Upon the occurrence of such an event the party seeking to rely on this provision shall promptly give written notice to the other party of the nature and consequences of the cause. If the cause is one which nevertheless requires CINCOLINK to continue to protect the Goods, DEPOSITOR agrees to pay the storage or similar charges associated with CINCOLINK’s obligation during the continuance of the force majeure. All Goods are stored, handled, and transported at DEPOSITOR’s sole risk of loss, damage, or delay caused by any of the above.

Section 12. Right To Store Goods and Warehouseman’s Lien

(A)	DEPOSITOR represents and warrants that DEPOSITOR is lawfully in possession of the goods and has the right and authority to contract with CINCOLINK for the services contemplated by this Agreement relating to those goods. DEPOSITOR agrees to indemnify and hold CINCOLINK harmless from all loss, cost and expense (including reasonable attorneys’ fees) which CINCOLINK pays or incurs as a result of any dispute or litigation, whether instituted by DEPOSITOR or others, respecting DEPOSITOR’S right, title or interest in the goods covered by this Agreement.

Section 13. Independent Contractor

It is hereby agreed and understood that CINCOLINK is entering into this Agreement as an independent contractor and that all of CINCOLINK’s personnel engaged in work to be done under the terms of this Agreement are to be considered as employees of CINCOLINK and under no circumstances shall they be construed or considered to be employees of DEPOSITOR. CINCOLINK shall supervise the performance of its own employees in providing services for DEPOSITOR and shall have control over the manner and means by which its services are performed, subject to the terms of this Agreement as well as any written and mutually agreed upon amendments thereto. Nothing in this Agreement will be interpreted as creating any relationship of principal and agent, partnership or joint venture between the parties. Neither DEPOSITOR nor CINCOLINK will represent in any manner to any third party that CINCOLINK is an agent of, or affiliated with, DEPOSITOR in any capacity other than as an independent contractor, and nothing in this Agreement shall be construed to be inconsistent with such status.

Section 14. Notification Of Product Characteristics and Dangerous Article

(A)	DEPOSITOR shall notify CINCOLINK of the characteristics of any of DEPOSITOR’S products that may in any way be likely to cause damage to CINCOLINK’s premises or to other products that may be stored by CINCOLINK.

(B)	DEPOSITOR, except to the extent hereinafter specified, represents that none of the goods which it now has in storage, or will store in the future with CINCOLINK are adulterated, flammable, hazardous or dangerous materials or articles, explosives or pesticides, as defined under the regulated federal, state or local laws, statutes, ordinances, or regulations, and that any good it now has in storage, or will store in the future with R+L GLOBAL which require registration, permits, licenses or similar approvals under federal, state or local laws, statutes, ordinances or regulations are guaranteed to have such registrations, permits, licenses or approvals at the time the goods are tendered to CINCOLINK and during the time they are in CINCOLINK’s custody.

(C)	DEPOSITOR represents that the goods which it now has in storage which are defined or are subject to regulation under federal, state or local laws, statutes, ordinances or regulations concerning adulterated, flammable, hazardous or dangerous materials or articles, explosives or pesticides will be individually listed on receiving/shipping document (bill of lading) naming the goods and designating which laws, statutes, ordinances or regulations apply to the storage, handling and transportation of the goods, and whenever in the future the undersigned tenders goods to CINCOLINK for storage or handling which are defined and subject to regulation under federal, state or local laws, statutes, ordinances or regulations concerning adulterated, flammable, hazardous or dangerous materials or articles, explosives or pesticides it shall, at the time of such tender, advise CINCOLINK, in writing, with respect to each such item which laws, statutes, ordinances and or regulations apply to the storage, handling and transportation of the goods.

(D)	DEPOSITOR further represents that with respect to any goods it now has in storage, or will store in the future with CINCOLINK which, due to such federal, state or local laws, statutes, ordinances or regulations applicable to the goods, require special handling, storage, stacking segregation of commodities, documentation, records certification, reports of other treatment beyond that normally afforded by CINCOLINK to goods generally, it will furnish CINCOLINK for goods now in storage in writing for each item tendered for storage in the future, with all information and instructions necessary to conform with the requirements applicable to its goods.

(E)	DEPOSITOR agrees to indemnify and save CINCOLINK harmless against any and all liabilities, laws, damages, costs or expenses which CINCOLINK may incur, suffer or be required to pay by reason of any failure of the aforementioned representations, agreements and guarantees of the undersigned.

Section 15. Governing Law

This agreement and any dispute arising out of it shall be governed by the laws of the state where the goods were stored and services provided.

Section 16. Notice

(A)	All notices required under this agreement directed to CINCOLINK shall be to the attention of:

CINCOLINK INC

Attn: Corporate Administrator

24044 Cinco Village Center Blvd, Ste 100 Katy, TX 77494

Email: julian@cincolink.com

(B)	All notices required under this agreement directed to DEPOSITOR shall be to the attention of:

American Bear Logistics Corp.
1475 Thorndale Ave Suite A Itasca IL 60143
Accounting@americanbearlogistics.com

(C)	Notices may be provided by facsimile, email, or express courier (signature required) and deemed delivered on date given.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate the day and year first above written.

CINCOLINK INC

BY
Signature	/s/ Julian Lu
Print Name	Julian Lu
Title	President
Date	2/28/2023

DEPOSITOR–	American Bear Logistics Corp.

BY
Signature	/s/ Henry Liu
Print Name	Henry Liu
Title	President
Date	2/6/2023